Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE

Contact:

Harry L. Zimmerman, Executive Vice President

– General Counsel

(512) 832-9500

Harry_Zimmerman@encoremed.com

Investors: Noonan Russo Presence Euro RSCG

John Capodanno (212) 845-4258

news@nrp-euro.com

Media: Noonan Russo Presence Euro RSCG

Brian Ritchie (212) 845-4269

news@nrp-euro.com

ENCORE MEDICAL REPORTS SECOND QUARTER RESULTS

July 28, 2003, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today released its results for the second quarter and six months ended June 28, 2003. For the second quarter of 2003, Encore reported sales of $26.5 million compared to $25.5 million of sales in the second quarter of 2002, an increase of 4 percent. For the first six months of 2003, Encore’s sales increased 18 percent to $52.9 million, compared to $44.8 million for the comparable period in 2002. Operating income increased 14 percent to $2.3 million for the second quarter of 2003 from $2.0 million in the second quarter of 2002. Operating income for the six months ended June 28, 2003 was $4.2 million (8 percent of sales) compared to $2.8 million (6 percent of sales) for the six months ended June 29, 2002, representing a 52 percent increase in year over year results. The increase in both sales and operating income for the first six months of 2003 is largely due to increased sales in the Chattanooga Group Division which was part of Encore during the related periods for an additional six weeks in 2003 as compared to 2002.

Net income increased to $171,000 in the second quarter of 2003 compared to a net loss of $154,000 in the second quarter of 2002. Net income for the six months ended June 28, 2003 was $213,000, as compared to a net loss of $120,000 in the first half of 2002. Diluted earnings per share were $0.01 for the three and six months ended June 28, 2003, compared to a loss per share of $(0.02) and $(0.01) for the same periods last year.

“I am very pleased with our results so far this year,” commented Kenneth W. Davidson, Chairman and Chief Executive Officer of Encore. “We continue to see not only improvements in our sales, but, equally important, we are improving our operations as shown by the increases in gross margin and operating income at levels that are greater than the increase in sales.”

The $8.8 million in sales for the quarter achieved by the Surgical Division corresponds to a 9 percent increase over second quarter 2002. Sales increased in both the domestic and international marketplaces. The Chattanooga Group Division reported sales of $14.2 million during the second quarter of 2003 compared to $13.0 million for the same period in 2002, which translates into a 9 percent growth rate. In this division as well, an increase in sales was seen in both the domestic and international territories. Only in the Orthopedic Soft Goods Division did sales decrease when compared to 2002, as sales during the second quarter of 2003 were $3.5 million compared to $4.5 million in 2002. This 22 percent decrease in the second quarter of 2003 from the second quarter of 2002 is at least in part a result of the Division’s major customers temporarily decreasing their inventory purchases to lower their inventory levels. This decline in the Division’s sales is expected to continue at least through the end of 2003, as customers are expected to maintain reduced inventory levels.

Not only did sales increase on a consolidated basis, but as a percentage of sales, consolidated gross margin for the second quarter of 2003 increased to 49.1 percent from 45.6 percent in the second quarter of 2002. Overall, gross margin increased by $1.4 million in the second quarter of 2003 to $13.0 million as compared to $11.6 million for the second quarter of 2002. For the six-month period ended June 28, 2003, gross margin increased to $26.0 million (49.1 percent of sales) compared to $21.3 million (47.6 percent of sales) for the comparable period in 2002, an increase of $4.6 million. On an individual basis, each division exhibited increases in its gross margin in the second quarter of 2003 over the second quarter of 2002. The Surgical Division increased its gross margin to 69.9 percent from 67.9 percent, the OSG Division increased to 32.0 percent from 24.1 percent, and the Chattanooga Group Division increased to 40.4 percent from 39.2 percent.

“We are focused on building sales and improving our performance. Our results for the second quarter and the first half of 2003 demonstrate our focus on building distribution, introducing new products, and improving operating performance in each division,” commented Paul Chapman, President of Encore.

Encore Medical Corporation designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with Musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a complete line of orthopedic soft goods, patient safety devices, and pressure care products, and through its Chattanooga Group Division, is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Both Encore and Chattanooga are known for producing high quality, innovative products and continue to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to successfully complete a secondary public offering, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation

Financial Highlights

FOR THE QUARTER AND SIX MONTHS ENDED

(in thousands, except per share data)

(unaudited)

	Quarter Ended				Six Months Ended
	6/28/03		6/29/02		6/28/03		6/29/02
	$	%	$	%	$	%	$	%
Sales	$26,498	100.0%	$25,519	100.0%	$52,891	100.0%	$44,827	100.0%

Cost of goods sold	13,479	50.9%	13,871	54.4%	26,928	50.9%	23,488	52.4%

Gross margin	13,019	49.1%	11,648	45.6%	25,963	49.1%	21,339	47.6%

Operating expenses
Research and development	1,279	4.8%	862	3.4%	2,411	4.6%	1,480	3.3%
Selling, general and administrative	9,438	35.6%	8,761	34.3%	19,345	36.6%	17,087	38.1%

Operating income	2,302	8.7%	2,025	7.9%	4,207	7.9%	2,772	6.2%

Interest expense	(2,009)	(7.6)%	(2,385)	(9.3)%	(3,917)	(7.4)%	(3,203)	(7.1)%
Other income	38	0.1%	46	0.2%	143	0.3%	181	0.3%

Income (loss) before taxes	331	1.2%	(314)	(1.2)%	433	0.8%	(250)	(0.6)%

Provision (benefit) for income taxes	160	0.6%	(160)	(0.6)%	220	0.4%	(130)	(0.3)%

Net income (loss)	$171	0.6%	$(154)	(0.6)%	$213	0.4%	$(120)	(0.3)%

Basic earnings per common share	$0.02		$(0.02)		$0.02		$(0.01)

Diluted earnings per common share	$0.01		$(0.02)		$0.01		$(0.01)

Basic weighted average number of shares outstanding	10,792		10,244		10,777		10,175

Diluted weighted average number of shares outstanding	26,696		10,244		26,675		10,175

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